Exhibit 10.1 - License Agreement

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into by and between HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC. a Delaware corporation (the “Purchaser”) and GRAN NEVADA Beverage, Inc., a New York corporation (the “Seller”); the Seller and the Purchaser being sometimes hereinafter collectively referred to as (the “Parties”).

PREAMBLE:

WHEREAS, the Purchaser desires to purchase from the Seller, an exclusive license to sell and distribute sellers all natural drink products (the “Product”); throughout the United States, Mexico and Canada.

WHEREAS, the Seller is agreeable to grant such license, provided that the Purchaser agrees to enter into arrangements to set up its operations in accordance with Industry standards and sellers specifications;

NOW THEREFORE, in consideration of the premises, as well as for the sum of $10.00 and other good and valuable consideration, the value of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

WITNESSETH:

ARTICLE ONE
SALE

1.1            Purchase Price.

Subject to the conditions hereinafter set forth, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller, an exclusive license to sell and distribute the Sellers natural drink products,  as well as certain other products in the future (the “Products”), for following royalty payments which are payable every 6 months.

(a)           Royalty Payments.

    ●   Sales of less than $1 million will pay five percent (5%) of the gross sales prices defined as final invoiced price of goods sold
  ●  Over $1 million to $2.5 million will pay three percent (3%) of gross sales price
    ●     Over $2.5 million to $5 million will pay two and one half percent (2.5%) of gross sales price
    ●     Over $5 million will pay two (2%) percent of gross sales price

(b)           Form of Payment.

    ●   Year 1: 100% Stock
    ●   Year 2: 75% Stock; 25% Cash
    ●   Year 3: 50% Stock; 50% Cash
    ●   Year 4: Purchaser’s option
    ●   Year 5: Purchaser’s option

1.2            Term.

The term of the Agreement shall be for an initial period of five (5) years.  At the end of the fifth year, Seller shall grant to Purchaser an option to renew the Agreement for an additional five (5) year term unless a 90 day notice to terminate has been provided by either party to this Agreement.

1.3            Condition Precedent.

The obligations of the Parties assumed hereby are subject to the condition that the Purchaser is operating in accordance with sellers specifications, subject to periodic inspections at Purchasers place of business to verify industry standards and specifications are met.

ARTICLE TWO
SELLERS REPRESENTATIONS
2.1            Exclusive License.

Seller hereby represents to Purchaser as an inducement for entry into this agreement, that Seller shall not grant a license to sell and distribute its products to any individual or any entity without the prior written consent of Purchaser. The Parties hereby agree that in the event a third party license is granted, Purchaser and Seller shall split all royalties on an equal (50/50) basis.

2.2            Buy-Out Provision.

In the event the Seller’s brand is sold during the term of this Agreement, the Parties agree as follows:

(a)           Year 1: If sold for up to $1 million, Purchaser receives nothing and if sold for over $1 million, Purchaser receives two and one half percent (2.5%) of the final sales price.

(b.)           Year 2: If sold for $1 million to $5 million, Purchaser would be entitled to three percent (3%) and if sold for more than $5 million, Purchaser would be entitled to five percent (5%) of the final sales price.

(c.)           Year 3: If sold for $5 million to $10 million, Purchaser would receive five percent (5%) and if sold for $10 million or more, Purchaser would be entitled to seven and one half percent (7.5%) of the final sales price.

(d.)           Year 4: If sold for $10 million to $20 million then Purchaser would receive ten percent (10%) and if sold for greater than $20 million, than Purchaser would be entitled to twelve and one half percent (12.5%) of the final sales price.

(e.)           Year 5: If sold for up to $20 million plus, Purchaser would receive fifteen percent (15%) of the final purchase price.

●	Final purchase price is defined as the price paid by buyer less all outstanding debt and payables of seller.

2.3            Conditions.

As a material inducement for the Purchaser to enter into this Agreement, Seller hereby makes the following acknowledgments and representations:

(a)           That, it owns the tradenames to the Products described herein.

(b)           The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of the Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, other agreement or instrument to which the Seller is a party or by which it or its assets are bound; or to the best of Seller's  knowledge, any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Seller or its properties;

(c)           There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which might result in a material adverse change with respect to the premises being purchased herein;

(d)           The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained;

(e)           To the best of Sellers knowledge and belief no transactions have been entered into either by or on behalf of the Seller, other than in the ordinary course of business nor have any acts been performed which would adversely affect goodwill with respect to the premises being purchased herein;

(f)           The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action, and does not require any consents, corporate, governmental or otherwise, other than such as have been unconditionally obtained;

(g)           The trademark/tradename, documentation, a copy of which is annexed hereto and made a part hereof as Exhibit A accurately reflects the current ownership and registration of the Seller and no additional information is required in order to render the information so provided not misleading;

(h)           As of the date of the execution of this written Agreement no events have occurred nor have any facts been discovered which materially alter in detrimental manner the trademarks of the Seller;

(i)           The foregoing representations and warranties do not contain any untrue statements nor do they fail to disclose information necessary in order to render the information provided not misleading;

(j)           The foregoing representations and warranties shall also be true, complete and accurate on and as of the Closing Date, as if initially provided on such date, the Seller hereby covenanting and agreeing to do all things required therefore (including within such obligation the abstinence from any actions, the performance of which would render any of the foregoing representations and warranties inaccurate, as of the Closing Date);

2.4            Indemnification.

Seller acknowledges that Purchaser shall be indemnified against any and all losses arising from infringement of Sellers trademark rights.  Seller further acknowledges that it will aggressively defend such trademark infringement to the extent necessary to reasonably protect Purchasers interests as set forth in this Agreement.

ARTICLE THREE
PURCHASERS REPRESENTATIONS
3.1            Operations.

Purchaser acknowledges that is shall set up and maintain its operations in accordance with industry standards and seller’s specifications during the term of this Agreement.  Purchaser shall make its operations accessible for periodic inspections by Seller representatives. Purchaser must outperform each previous year for five years with initial year’s sales being the baseline.

3.2            Vendor Debt.

Upon licensing the sellers brand, the Purchaser shall pay all existing vendor debt including financing or credit facilities used for inventory and production prior to assuming the revenues from sellers brand.

ARTICLE FOUR
MISCELLANEOUS
4.1            Notices.

All notices, demands or other communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as indicated on Exhibit A annexed hereto and made a part hereof.

4.2            Termination.

Either party may terminate this Agreement upon providing written, faxed, or emailed notice.

    (a.)           From Purchaser to Seller: All royalties owed must be paid in full by termination date;

    (b.)           From Seller to Purchaser: If terminated after year 3, Seller must honor the terms of the buy-out provision for the remainder of the time left on the original Agreement. For example, if Seller terminates the licensing agreement in year 3, Seller percentages set forth in Section 2.2 hereof for the remaining 2 years of the original Agreement.

4.3            Amendment.

No modification, waiver, amendment, discharge of change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

4.4            Merger.

This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

4.5            Survival.

The several representations and warranties of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

4.6            Severability.

If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

4.7            Governing Law and Venue.

This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extend permitted by law, be held in Long Island City, New York.

4.8            Litigation.

In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees up to and including all negotiations, trials and  appeals, whether or not litigation is initiated.

4.9            Benefit of Agreement.

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

4.10            Captions.

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

4.11            Number and Gender.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

4.12            Further Assurances.

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

4.13            Status.

Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, agency, employer-employee or lessor-lessee relationship; but, rather, the relationship established hereby is that of purchaser and seller.

4.14            Counterparts.

This Agreement may be executed in any number of counterparts.  All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the 20th day of May, 2013.

Signed, Sealed & Delivered In Our Presence:		GRAN NEVADA Beverage, Inc.

	By:	/s/Fernando O. Leonzo
Fernando Oswaldo Leonzo, President

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

	By:	/s/Fernando O. Leonzo
Fernando Oswaldo Leonzo, CEO